UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) May 8, 2013
BLYTH, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)
One East Weaver Street Greenwich, Connecticut (Address of principal executive offices)	06831 (Zip Code)
(203) 661-1926
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.
Exchange and Purchase Agreement

On May 7, 2013, Blyth, Inc. (the “Company”) entered into an Exchange and Purchase Agreement (the “Purchase Agreement”) for the private sale of $50.0 million aggregate principal amount of 6.00% Senior Notes due 2017 (“New Notes”). The closing of the offering took place on May 10, 2013.

The New Notes will not be and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Indenture and New Notes

In connection with the issuance of the New Notes, the Company entered into an indenture dated May 10, 2013 (the “Indenture”) with U.S. Bank National Association, as trustee.

The New Notes are senior unsecured debt and rank equally in right of payment with the Company's other existing and future senior debt and senior in right of payment to all of the Company's existing and future subordinated debt. The New Notes are effectively subordinated to the Company's existing secured debt and will be effectively subordinated to the Company's future secured debt permitted by the Indenture to the extent of the value of the assets securing such debt.

The New Notes will mature on June 30, 2017. Interest on the New Notes will accrue at a rate of 6.00% per year and will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2013.

The Company is permitted to redeem the New Notes in whole or in part at any time on or after May 15, 2015, at the Company's option at the following redemption prices (expressed as percentages of the principal amount), together with accrued and unpaid interest to the date of purchase:

Year of Redemption	Redemption Price
2015	106.00%
2016	103.00%
2017 and thereafter	100.00%

In addition, at any time prior to May 15, 2015, the Company is permitted to redeem up to 35% of the New Notes with the net cash proceeds of certain equity offerings specified in the Indenture at a redemption price of 106% of the principal amount being redeemed, together with accrued and unpaid interest, but only if at least 65% of the original aggregate principal amount of the New Notes would remain outstanding following such redemption.

In addition, at any time prior to May 15, 2015, the Company is permitted to redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium set forth in the Indenture.

The Indenture provides that, upon the occurrence of a change of control (as defined in the Indenture), each holder of the New Notes may require the Company to purchase such holder's New Notes in whole or in part at a purchase price in cash in an amount equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with procedures to be set forth in the Indenture.

Upon the occurrence of certain sales of the Company's assets (and certain sales of the stock of ViSalus, Inc. in an initial public offering), the Company may be required to offer to repurchase the New Notes with a portion of the proceeds to the Company of such sales at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture.

Other Covenants. The Indenture contains affirmative and negative covenants that, among other things, limit or restrict the Company's and its subsidiaries' ability to incur additional debt, grant negative pledges to other creditors, prepay subordinated indebtedness and certain other indebtedness, pay dividends or make other distributions on capital stock, redeem or repurchase preferred and capital stock, make loans, investments and restricted payments, engage in acquisitions, enter into transactions with affiliates, sell assets, create liens on assets to secure debt, or effect a consolidation or merger or to sell all, or substantially all, of our assets, in each case, subject to certain qualifications and exceptions set forth in the Indenture.

Events of Default. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding New Notes are permitted to declare the principal of, premium, if any, and accrued but unpaid interest on all the New Notes to be due and payable.

Copies of the Purchase Agreement, the Indenture and the form of the New Notes will be filed as exhibits to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 2013. The foregoing description of the terms of the Purchase Agreement and the Indenture is not complete and is qualified in its entirety by reference to the full text of such exhibits when filed.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information described above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
On May 8, 2013 Blyth, Inc. issued a press release announcing the pricing of $50 million aggregate principal amount of the 6.00% Senior Notes due 2017 described under Item 1.01 of this Current Report on Form 8-K. The press release is attached to this report as Exhibit 99.1 and is incorporated here by reference.

The information reported in this Item 7.01 (including the press release) is furnished to and not “filed” with the Commission for the purposes of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release dated May 8, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BLYTH, INC.
Date: May 10, 2013                 By:    /s/ Michael S. Novins
Michael S. Novins
Vice President & General Counsel